EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Digital Brands Group, Inc.:

We consent to the incorporation by reference in this Current Report on Form 8-K of Digital Brands Group, Inc. of our report dated November 22, 2021, with respect to the balance sheet of Sunnyside, LLC, dba Sundry, as of December 31, 2020, and the related statements of operations, members’ equity, and cash flows for the year ended December 31, 2020 and the related notes, which report appears in the Form 8-K of Digital Brands Group, Inc. dated August 2, 2022.

/s/ ArmaninoLLP
Los Angeles, California

January 4, 2023